Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-189682) of Tremor Video, Inc. of our report dated March 28, 2014, with respect to the consolidated financial statements of Tremor Video, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/S/ ERNST & YOUNG LLP

New York, New York
March 28, 2014